Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated, and the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), as amended, of our reports dated March 17, 2025, with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and the effectiveness of internal control over financial reporting of Check Point Software Technologies Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/S/ KOST, FORER, GABBAY & KASIERER
A Member of EY Global

Tel-Aviv, Israel
September 9, 2025